Exhibit 99.4

Sales Plan

Sales Plan, dated as of the date set forth on the signature page (the “Sales Plan”), between Shoshana Shendelman (“Seller”) and Goldman Sachs & Co. LLC (“Broker”).

WHEREAS, Seller desires to establish the Sales Plan to sell shares of common stock, par value $0.0001 per share (the “Stock”), of Applied Therapeutics, Inc. (the “Issuer”) in accordance with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as further set forth herein;

NOW, THEREFORE, Seller and Broker hereby agree as follows:

1.           Broker shall effect one or more sales (each a “Sale”) of shares of Stock (the “Shares”), including Shares that Seller has the right to acquire under stock options issued by the Issuer (the “Options”), as further set forth in the attached Annex A to this Sales Plan. All orders will be deemed day orders only and not held unless otherwise specified in Annex A.

2.           This Sales Plan shall become effective as of the date hereof and shall terminate on the earliest of (a) June 24, 2021, (b) the date on which Broker has sold all Shares specified in Annex A, (c) the date that this Sales Plan is terminated in accordance with paragraph 11 below, (d) the date Broker receives notice of the death, dissolution, liquidation, bankruptcy, or insolvency of the Seller or the Issuer, as applicable, (e) the date Broker receives notice of the closing of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of another company, or (f) the stock of the Issuer is no longer listed on a national securities exchange.

3.           Seller understands that Broker may effect Sales hereunder jointly with orders for other sellers of Stock of the Issuer and that the average price for executions resulting from bunched orders will be assigned to Seller’s account.

4.           Seller represents and warrants that Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

5.           It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c). To the extent Seller has deemed it necessary, Seller has consulted with Seller’s own advisors as to the legal and tax aspects of Seller’s adoption and implementation of this Sales Plan.

6.           Seller represents that the Shares are “restricted securities” and/or that Seller may be deemed an “affiliate” of the Issuer as those terms are defined under Rule 144 of the Securities Act of 1933. Seller shall not take, and shall not cause any person or entity with which he or she would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the Sales not to comply with Rule 144. Seller has provided Broker with ten (10) executed Forms 144, which Broker will complete and file on behalf of the Seller. Seller understands and agrees that unless otherwise agreed or instructed, Broker will generally make one Form 144 filing as necessary at the beginning of each three-month period commencing prior to the first Sale to be effected pursuant to this Plan; provided that Broker may file Forms 144 more or less frequently as may be appropriate under the circumstances. Such Forms 144 shall specify that the Sales are being effected in accordance with a Sales Plan intended to comply with Rule 10b5-1. Seller agrees to provide Broker with such information as is reasonably necessary for Broker accurately and timely to complete the Forms 144.

7.           (a)       Seller represents and warrants that Seller is currently permitted to sell Stock in accordance with the Issuer’s insider trading policies and has obtained the approval of the Issuer’s counsel to enter into this Sales Plan and that, other than any Rule 144 requirements set forth herein, there are no contractual, regulatory, or other restrictions applicable to the Sales contemplated under this Sales Plan that would interfere with Broker’s ability to execute Sales and effect delivery and settlement of such Sales on behalf of Seller, other than restrictions with respect to which the Seller has obtained all required consents, approvals and waivers. Seller shall notify Broker immediately in the event that any of the above statements become inaccurate prior to the termination of this Sales Plan. In the event such a restriction exists, including, without limitation, any restriction relating to the extension of a lock-up period under a lock-up agreement, then, following such notice, Broker shall cease effecting Sales for the duration of the restriction and any such sales that Broker is unable to effect shall be deemed to be Unfilled Sales (as defined below) and the provisions of paragraph 10 below shall apply.

(b)       With respect to Shares sold pursuant to this Plan underlying options held by Seller that are to be exercised (“Options”), Seller has delivered to Broker executed option exercise notices in the form attached hereto as Annex B covering up to the maximum number of Shares that may be sold pursuant to option exercise hereunder, and hereby authorizes Broker to deliver such notices to the Issuer’s stock administrator on Seller’s behalf as necessary to effectuate such exercises and settle such Sales. Seller agrees to make appropriate arrangements with the Issuer and its transfer agent and stock plan administrator to assure that Shares received upon exercise of Options shall be delivered to an account at Broker in the name of and for the benefit of Seller.

(c)       On each day that Sales are to be made pursuant to option exercise under this Sales Plan, Broker shall exercise a sufficient number of Options to effect such Sales provided, that in the event Sales of any Shares to be executed are subject to a limit order, Seller shall have been deemed to have exercised the Options with respect to such notice from Broker with respect to such Shares at the beginning of the trading day on which such Sales took place.

8.           Seller will not directly or indirectly communicate any information relating to Issuer or Issuer securities to any employee of Broker or its affiliates who is directly or indirectly involved in executing this Sales Plan at any time while this Sales Plan is in effect. Broker represents that it has implemented reasonable policies and procedures, taking into account the nature of its business, to ensure that individuals making investment decisions relating to the Stock under the Sales Plan will not violate the laws prohibiting trading on the basis on material non-public information and will comply with Rule 10b5-1.

9.           Seller shall make all filings, if any, required under Sections 13(d), 13(h), and 16 of the Exchange Act. Seller and Broker have executed a “Broker’s Authorization to Confirm and Provide Reports of Transfers” in the form of Annex C hereto, authorizing Broker to deliver notifications of Sales to the persons listed therein.

10.         Seller understands that Broker may not effect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker or any other event or circumstance (a “Blackout”). Seller also understands that even in the absence of a Blackout, Broker may be unable to effect Sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a Sale set forth in Annex A (“Unfilled Sales”).

Broker agrees that if Issuer enters into a transaction that imposes trading restrictions on the Seller, such as a stock offering requiring an affiliate lock-up (an “Issuer Restriction”), and if Issuer and Seller shall provide Broker at least three (3) days’ prior notice of such trading restrictions, then Broker will cease effecting Sales under this Sales Plan until notified by Issuer and Seller that such restrictions have terminated. All required notifications to Broker under this paragraph 10 shall be made in writing (signed by Seller and Issuer) and confirmed by telephone as follows: (Attn: Single Stock Risk Management, c/o Control Room; Fax No. (212) 256-6533; Tel: (212) 902-1511). Broker shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after the cessation or termination of a Blackout or Issuer Restriction. Any Unfilled Sales, and any Sales that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of a Blackout or Issuer Restriction, shall be deemed to be cancelled, and shall not be effected pursuant to this Sales Plan.

11.         This Sales Plan and its enforcement, and each transaction entered into hereunder and all matters arising in connection with this Sales Plan and transactions hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its choice of law doctrine. The Sales Plan may be modified, terminated or amended only by a writing signed by the parties hereto, which the Issuer has reviewed and not objected to, and provided that any such modification, termination or amendment shall only be permitted at a time when the Seller is otherwise permitted to effect sales under the Issuer’s trading policies and at a time when the Seller is not aware of material nonpublic information concerning the Issuer or its securities. In the event of a modification or amendment to this Sales Plan, or in the event Seller establishes a new plan after termination of the Sales Plan, no sales shall be effected during the thirty days immediately following such modification, amendment or termination (other than Sales already provided for in the Sales Plan prior to modification, amendment or termination).

12.         Seller agrees that Broker and its affiliates and their directors, officers, employees, and agents (collectively, “Broker Persons”) shall not have any liability whatsoever to Seller for any action taken or omitted to be taken in connection with the Sales Plan, the making of any Sale, or any amendment, modification or termination of this Sales Plan, unless such liability is determined in a non-appealable order of a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or bad faith of the Broker Person. Seller further agrees to hold each Broker Person free and harmless from any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and costs) incurred or sustained by such Broker Person in connection with or arising out of any suit, action or proceeding relating to this Sales Plan, any Sale, or any amendment, modification or termination of this Sales Plan (each an “Action”) and to reimburse each Broker Person for its expenses, as they are incurred, in connection with any Action, unless such loss, damage, liability or expense is determined in a non-appealable order of a court of competent jurisdiction to be solely the result of such Broker Person’s gross negligence, willful misconduct or bad faith. This paragraph 12 shall survive termination of this Sales Plan.

13.         This Sales Plan (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission and by electronic messaging system), each of which will be deemed an original.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date below.

/s/ Shoshana Shendelman		Goldman Sachs & Co. LLC

Shoshana Shendelman		By:	/s/ Pramod Vaidyanathan

Date:	5/28/2020	Name:	Pramod Vaidyanathan

		Title:	Managing Director

Acknowledged:

Applied Therapeutics, Inc.

By:	/s/ Chids Mahadevan

Name:	Chids Mahadevan

Title:	Chief Accounting Officer and VP Finance_

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